EXHIBIT 99.1

1606 Corp. Signs Definitive Agreement to Acquire Sim Agro to Develop, Acquire, and Operate Data Center and Power Assets

PHOENIX, AZ — May 4, 2026 — 1606 Corp. (OTC: CBDW) (“1606” or the “Company”) today announced it has signed a definitive agreement to acquire a majority controlling interest in Sim Agro Inc., a global power-plant operations and energy-infrastructure company. The company has been able to generate revenue from operating and consulting on power projects. The transaction is intended to support the Company’s strategy to develop captive power and data center infrastructure for the artificial intelligence and high-performance computing markets, subject to the satisfaction of closing conditions.

1606 previously announced it is under a Purchase and Sale Agreement to acquire a Texas power-generation property on approximately 132 acres with a 50,000 sq ft warehouse, which transaction is subject to closing conditions and is currently scheduled to close on May 22, 2026. In connection with the Sim Agro transaction, the parties have agreed to a restructuring of an existing lien associated with Sim Agro. Subject to the closing of the property acquisition and full repayment of a promissory note to be issued at closing, the lien is expected to be fully satisfied and removed, which would effectively reduce the net acquisition cost of the facility by approximately $4.2 million dollars.

Upon closing, Sim Agro is expected to serve as the primary operator of the Company’s growing portfolio of power and energy infrastructure, beginning with the previously announced 132-acre power and data infrastructure property under PSA in Lufkin, Texas.

Sim Agro Brings Immediate Strength and Global Reach

•	A global team spanning the U.S., India, South Korea, Europe, and the Middle East
•	40+ years of combined experience developing and operating power-generation assets
•	$2.5 million in inventory providing immediate working assets and operational continuity

Over the past year, the two companies have worked closely to unite public-market access with world-class power-generation expertise. This definitive agreement formalizes that vision, with Sim Agro becoming part of the public company and the core operating energy division supporting 1606’s expanding data-center and power strategy.

Transaction Highlights

•	Majority ownership of Sim Agro to be acquired by 1606 upon closing
•	Consideration to include a combination of shares and cash
•	Dr. Karthik Raghavan to be appointed to the 1606 Board of Directors at closing
•	Dr. Raghavan to enter into an employment contract with 1606 Corp. at or prior to closing
•	Existing obligations to be restructured to align with long-term capital strategy

Strategic Overview

Management believes integrating an experienced power-plant operator directly within the public company dramatically strengthens its ability to develop and scale captive power solutions for data-center customers.

The Company intends to develop a platform focused on captive power generation, data-center-ready real estate and infrastructure, and energy solutions for high-density computing. The foregoing reflects management’s current intentions and is subject to risks and uncertainties.

The combined company is building a vertically integrated platform delivering:

•	Captive power generation
•	Data-center-ready real estate and infrastructure
•	Energy solutions for AI and high-density computing

Leadership Commentary

Austen Lambrecht, CEO of 1606 Corp., stated:

“Signing this definitive agreement marks a major milestone in our evolution. By bringing a proven global power-plant operator into the Company and aligning it with our Texas power asset under contract, we are building a vertically integrated infrastructure platform designed to support the next generation of AI and data-center development.”

Dr. Karthik Raghavan added:

Karthik Raghavan added, “Joining forces with 1606 accelerates our mission to deliver reliable, scalable captive power solutions for data centers worldwide, and we look forward to expanding our global footprint as part of a public company platform.”

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Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to reliance on unaudited statements, the Company’s need for additional funding, the impact of competitive products and services and pricing, the demand for the Company’s products and services, and other risks that are detailed from time-to-time in the Company’s filings with the SEC. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in the Company’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents the Company has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

1606 Contact

Austen Lambrecht

CEO, 1606 Corp.

austen@1606corp.com

cbdw.ai

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